GIGA LOGO


FOR IMMEDIATE RELEASE

                           FOR INFORMATION CONTACT:

                           Investors:               Media:
                           Karen Vahouny            David Kitchen
                           Qorvis Communications    Director, Public Relations
                           kvahouny@qorvis.com      dkitchen@gigaweb.com
                           1 (703) 744-7809         1 (781) 792-2606

                                                    Giga Information Group
                                                    139 Main Street
                                                    Cambridge, MA  02142
                                                    www.gigaweb.com
                                                    1 (617) 949-4900



                      GIGA INFORMATION GROUP REPORTS THIRD
                            QUARTER FINANCIAL RESULTS

             QUARTERLY NET LOSS PER SHARE DROPS FROM $0.44 TO $0.20;
                  COMPANY SETS ANOTHER QUARTERLY REVENUE RECORD

CAMBRIDGE, Mass. (October 18, 2000) -- Giga Information Group, Inc. (NASDAQ:
GIGX) today announced that revenues for the third quarter of 2000 increased 42% compared to the same period last year, from $12.5 million to $17.7 million. The Company posted a 54% drop in its net loss from $4.4 million, or $0.44 per share, in the third quarter of last year to $2.0 million, or $0.20 per share, in the third quarter of this year.

The revenue growth was primarily attributable to the continued success in the sale of the Company's e-Business research, advisory and consulting services. The 50% reduction in operating losses, from $4.5 million in the third quarter of 1999 to $2.2 million in this year's third quarter, was due to the increase in revenues and a significant decrease in expenses, primarily sales and marketing, as a percentage of revenues.

Robert Weiler, chairman and chief executive officer of Giga Information Group, noted, "We made dramatic progress in expanding our research and advisory services outside North America. The previously announced participation in GigaGroup SA not only builds our Western European sales presence but also will have a positive impact on our financial results. In addition to international expansion, another priority has been to add strategic partners, and our agreement with Nielsen//NetRatings is especially important in that it adds Internet measurement data to our analysis offering--a service none of our direct competitors offer."

The Company plans to hold an investor conference call at 10 a.m. Eastern Daylight Time on Thursday, October 19, 2000, to review the third quarter performance and future outlook. The investor call will be accessible via webcast; click on the investor information section of the company's web site (www.gigaweb.com).

THIRD QUARTER HIGHLIGHTS

o Participating in a new venture, GigaGroup SA, focused on expanding Giga's research, analysis and consulting services in Belgium, France, Italy, Luxemburg, the Netherlands, Portugal, Spain and Switzerland. Seven European venture firms invested $4 million to fund the group, and Giga Information Group has a 19.9% ownership.

o Entering the Japanese market through one agreement with a Japanese company for Web site analysis services and another with a leading reseller of high-end information products in the Asia-Pacific region.

o Teaming with Nielsen//NetRatings, which allows Giga to combine quantitative Internet audience metrics with its Web assessment and benchmarking service, Web Site ScoreCard.

o Signing a content partnership agreement with CNET's Enterprise channel, packaging CNET's editorial coverage of business technology with commentary from Giga's leading industry analysts.

o Achieving a client retention rate of 83% for the first nine months of 2000 compared to 75% in the same period of last year.


FIRST NINE MONTHS OF 2000

For the first nine months of 2000, revenues were $52 million versus $37.3 million for the comparable period of 1999--an increase of 39%.

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

Cost of services as a percentage of revenues dropped from 53% in the first nine months of 1999 to 46% in the same period of 2000. This, combined with revenue growth, resulted in a 48% reduction in operating losses, from $14.1 million in the first nine months of 1999 to $7.3 million in the comparable period of 2000. The net loss dropped from $14.2 million, or $1.42 per share, in the first nine months of last year, to $7.3 million, or $0.71 per share, in the same period this year.

The Company also reported that its revenue run rate at September 30, 2000, was $74.8 million versus $57.9 million at the end of the third quarter of 1999, representing a 29% increase. Giga has defined revenue run rate as its Annualized Value plus the previous 12 months' revenues from services not included in Annualized Value, primarily events and Web Site ScoreCard. Annualized Value is the cumulative annualized subscription value of Giga's advisory services and ePractices contracts in effect at any given point in time.

FUTURE OUTLOOK

According to Weiler, the Company's priorities in the fourth quarter include continuing to focus on signing additional partnership agreements, building channels and sales outside North America, and improving the productivity of the sales and marketing organizations.

"These, combined with ongoing cost structure adjustments such as the structure of the GigaGroup SA operation, position Giga to reach our goal of operating profitability in the fourth quarter of this year," he commented.

For fiscal 2001, the Company currently expects revenue growth between 20-30% depending on the general growth rate of the IT Research Segment of the Syndicated Research Market. The Company also expects to continue to grow somewhat faster than the rate of growth of that segment of the market. Total costs and expenses are expected to increase at approximately one-half the rate of revenue growth, resulting in net income in each quarter of the year except the second quarter. The Company's goal is to achieve net income per share of between $0.05 to $0.10 and generate positive operating cash flow for the year, assuming there are no extraordinary items.

The above forward-looking statements are based on current expectations and are being provided so that the Company can discuss its future outlook during its


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

upcoming investor conference call and with investors, potential investors, the media, financial analysts and others. The statements are subject to the paragraph at the end of this press release and assume that none of the factors mentioned in that paragraph will have a negative impact on expected results.


ABOUT GIGA INFORMATION GROUP

Giga Information Group (NASDAQ: GIGX) provides objective research, advice and continuous coaching on technology for e-Business. Giga's integrated suite of offerings helps clients make strategic decisions about the technologies, people and processes needed to excel in the new digital economy. Emphasizing close interaction between analysts and clients, Giga delivers support with the speed and scope necessary for e-Business.

Giga began providing services in April 1996 and now has a global client base encompassing more than 1,200 organizations and over 120,000 licensed users. Its enterprise clients include companies that use, sell and invest in technology. Headquartered in Cambridge, Massachusetts, Giga has 10 other offices covering the Americas and Europe. Giga is also represented by distributors in other areas of the world. The Company's Web site can be accessed at http://www.gigaweb.com. The Company's logo with the name Giga Information Group is a registered trademark of Giga Information Group, Inc.

                    *****************************************
Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect Giga's current expectations concerning future events and results. Giga generally uses the words "believes", "expects", "intends", "plans", "anticipates", "likely", "will" and similar expressions to identify forward-looking statements. Such forward looking statements, including those concerning Giga's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond Giga's control, which may cause Giga's actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward looking statements. In evaluating such statements as well as the future prospects of Giga, specific consideration should be given to various factors including the following: Giga's prior losses and anticipation of future losses; Giga's need to attract and retain qualified personnel; Giga's dependence on sales and renewals of subscription-based services; Giga's ability to achieve and sustain high renewal rates; Giga's ability to manage and sustain growth; Giga's future capital needs and the risks of working capital deficiency; Giga's dependence on key personnel; competition from other companies including those with greater resources than Giga; the risks associated with the development of new services and products; the potential for significant fluctuations in quarterly operating results; continued market acceptance of and demand for Giga services; uncertainties relating to proprietary rights; Giga's dependence on the Internet infrastructure; the risk of system failure; the risks related to content; the risks associated with international operations; and other risks as detailed from time-to-time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements as a result of new information, unanticipated events, or otherwise.
                    *****************************************


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

GIGA INFORMATION GROUP, INC.

CONSOLIDATED OPERATING RESULTS
(IN THOUSANDS, EXCEPT SHARE AND                           QUARTER ENDED SEPTEMBER 30,          NINE MONTHS ENDED SEPTEMBER 30,
       PER SHARE DATA)                                  -------------------------------        -------------------------------
                                                                  (UNAUDITED)                            (UNAUDITED)
                                                             2000             1999                  2000             1999
                                                        --------------   --------------        --------------   --------------
Revenues:
    Research, advisory and consulting                        $ 15,918         $ 11,819              $ 46,327         $ 33,186
    Other, principally events                                   1,771              643                 5,659            4,106
                                                        --------------   --------------        --------------   --------------
       Total revenues                                          17,689           12,462                51,986           37,292
                                                        --------------   --------------        --------------   --------------

COSTS AND EXPENSES:
    Cost of services                                            7,896            5,715                23,789           19,858
    Sales and marketing                                         8,048            7,665                24,269           22,289
    Research and development                                      631              801                 1,940            1,452
    General and administrative                                  2,605            2,266                 7,242            6,508
    Depreciation and amortization                                 732              490                 2,035            1,309
                                                        --------------   --------------        --------------   --------------
       Total costs and expenses                                19,912           16,937                59,275           51,416
                                                        --------------   --------------        --------------   --------------

LOSS FROM OPERATIONS                                           (2,223)          (4,475)               (7,289)         (14,124)
                                                        --------------   --------------        --------------   --------------

INTEREST INCOME                                                    40              143                   224              607
INTEREST EXPENSE                                                  (97)              28                   (57)              98
FOREIGN EXCHANGE GAIN/(LOSS)                                       58              (64)                 (272)            (480)
                                                        --------------   --------------        --------------   --------------

LOSS FROM OPERATIONS BEFORE INCOME TAXES                       (2,028)          (4,424)               (7,280)         (14,095)
INCOME TAX PROVISION/(BENEFIT)                                      1               10                   (25)              62
                                                        --------------   --------------        --------------   --------------

NET LOSS                                                     $ (2,029)        $ (4,434)             $ (7,255)       $ (14,157)
                                                        ==============   ==============        ==============   ==============

RESULTS PER COMMON SHARE:
    HISTORICAL - BASIC AND DILUTED:

       NET LOSS                                               $ (0.20)         $ (0.44)              $ (0.71)         $ (1.42)
                                                        ==============   ==============        ==============   ==============

WEIGHTED AVERAGE NUMBER OF SHARES                          10,357,186       10,017,712            10,214,317        9,987,621
                                                        ==============   ==============        ==============   ==============



CONSOLIDATED BALANCE SHEET DATA
(IN THOUSANDS, EXCEPT SHARE DATA)                                       SEPTEMBER 30,             DECEMBER 31,
                                                                             2000                     1999
                                                                      -----------------        -----------------
                                                                        (UNAUDITED)
ASSETS
    Cash, cash equivalents and marketable securities                           $ 1,692               $ 6,182
    Accounts receivable, net                                                    13,496                21,199
    Total current assets                                                        26,786                37,340
    Property and equipment, net                                                  5,896                 6,188
    Total assets                                                                34,152                44,195

LIABILITIES AND STOCKHOLDERS' DEFICIT
    Deferred revenues                                                         $ 33,173              $ 37,817
    Debt, current portion                                                            -                   527
    Total current liabilities                                                   44,361                50,012
    Total liabilities                                                           44,756                50,581
    Total stockholders' deficit                                                (10,604)               (6,386)
    Total liabilities and stockholders' deficit                                 34,152                44,195

COMMON STOCK ISSUED AND OUTSTANDING                                         10,385,873            10,043,401


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